EXHIBIT 14.1

UNION BANKSHARES, INC.

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS AND THE CHIEF EXECUTIVE OFFICER

This Code of Ethics for Senior Financial Officers and the Chief Executive Officer of Union Bankshares, Inc. (“Bankshares” or the “Company”) applies to the chief executive officer and the chief financial/accounting officer of Bankshares and the Vice President – Finance of Union Bank. Bankshares and its subsidiary expect all directors, officers, and employees to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities, to comply with all applicable laws, rules and regulations, to deter wrongdoing and to abide by the Code of Ethics and other policies and procedures adopted that govern their conduct. Pursuant to the Sarbanes-Oxley Act of 2002, and the regulations promulgated thereunder, Bankshares hereby adopts this supplemental Code of Ethics for its Senior Financial Officers and the Chief Executive Officer.

You agree to:

(a) Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(b) Have in place all reasonable administrative, technical and physical safeguards to protect the confidentiality of sensitive and/or nonpublic information about Bankshares or its subsidiary and their customers obtained or created in connection with your activities and to prevent the unauthorized use or disclosure of such information for any reason other than the intended purpose unless required by applicable law, regulation, legal or regulatory process;

(c) Maintain the reliability and integrity of the Company’s accounting records in accordance with applicable laws, ensure that the information is proper, supported and correctly classified and that it does not contain any false or misleading entries and that transactions are reflected in an accurate and timely manner. Report to the Audit Committee any untrue statement of material fact or any omission of material information of which you become aware that may materially affect the disclosures made by the Company in its public or regulatory filings;

(d) Take all reasonable measures to produce full, fair, accurate, timely, and understandable financial and other disclosures in reports and documents that Bankshares or its subsidiary files with, furnishes, or submits to, the Securities and Exchange Commission and other regulators, and in other public communications made by Bankshares or its subsidiary;

(e) Comply with applicable governmental laws, rules and regulations, as well as the rules and regulations of NASDAQ, and bring to the attention of the Audit Committee any evidence he or she may have concerning any material violation of the securities or other laws, rules or regulations applicable to the Company or its subsidiary, or their respective business operations. Respond honestly and candidly when dealing with independent external and internal auditors, regulators and attorneys;

(f) Be responsible for the Company’s system of internal financial controls. Promptly bring to the attention of the Audit Committee any information you may have concerning significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls;

(g) Promptly report any possible violation of this Code of Ethics to the Audit Committee or any of the parties or channels listed in Union Bank’s Code of Ethics;

(h) Update in a timely manner policies, procedures and internal controls to encompass new or expanded business activities;

(i) Implement internal controls necessary for the safeguarding of assets and to prevent material misstatement of the Company’s financial statements;

(j) Seek out training and other educational opportunities in order to continually improve knowledge of accounting rules and regulations as well as internal controls to assure that Bankshares’ financial reporting is reliable and accurate; and

(k) Avoid conflicts of interest and promptly report to the Audit Committee any material transaction or relationship that reasonably could be expected to give rise to such a conflict. Reports to the Audit Committee of possible violations of this Code of Ethics may be made in writing, addressed to the Chair of the Union Bankshares, Inc. Audit Committee, P.O. Box 1346, Morrisville, VT 05661. You may choose to remain anonymous in reporting any possible violation of this Code of Ethics.

You are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead Bankshares or its subsidiary’s independent public auditors for the purpose of rendering the financial statements of Bankshares or its subsidiary false or misleading.

You understand that you will be held accountable for your adherence to this Code of Ethics. Your failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including termination of employment. Violations of this Code of Ethics may also constitute violations of law and may result in civil and criminal penalties for you, your supervisors and/or Bankshares or its subsidiary.

If you have any questions regarding the best course of action in a particular situation, you should promptly contact Bankshares’ Internal Auditor, Audit Committee or outside counsel for advice.

YOUR PERSONAL COMMITMENT TO THE BANKSHARES CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS AND THE CHIEF EXECUTIVE OFFICER

I acknowledge that I have received and read the foregoing Bankshares Code of Ethics for Senior Financial Officers and the Chief Executive Officer, (i) dated March 10, 2010, and understand my obligations as an officer to comply with this Code of Ethics as well as the Union Bank Code of Ethics, and (ii) this Code of Ethics supersedes all earlier dated versions of such Code.

I understand that my agreement to comply with the Code of Ethics does not constitute a contract of employment.

Date: _________________________________

Please sign here: ________________________

Printed name and title: ___________________

This signed and completed form will be retained with the records of Bankshares’s Audit Committee.

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